Law Offices

                      STRADLEY, RONON, STEVENS & YOUNG, LLP

                            2600 One Commerce Square
                      Philadelphia, Pennsylvania 19103-7098
                                 (215) 564-8000






Direct Dial: (215) 564-8115


                                                 February 9, 1996


VIA EDGAR
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


         Re:      Templeton Funds, Inc.
                  File No. 2-60067
                  CIK No. 0000225930
                  CCC No. @surj7st

Dear Sir/Madam:

                  Included for filing under the Securities Act of 1933 (the "Act") is Pre-Effective Amendment No. 1 to the Registration
Statement on Form N-14 of Templeton Funds, Inc. (the "Fund").

         This amendment is being filed to remove the Fund's earlier request that the Registration Statement become effective on February 11, 1996 in accordance with Rule 488 under the Act, and to include a request delaying the effective date of this Registration Statement pursuant to Rule 473 under the Act.

                  Questions related to this filing should be directed to me at the telephone number above or in my absence to Michael P.O'Hare, Esquire at
(215) 564-8198.

                                                     Very truly yours,

                                                     /s/BRUCE G. LETO

                                                     Bruce G. Leto

BGL:cdj
Enclosures

cc:  Richard Pfordte

                                                          File No. 2-60067

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-14
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 X
                          Pre-Effective Amendment No. 1
                          Post-Effective Amendment No.
                        (Check appropriate box or boxes)

                              TEMPLETON FUNDS, INC.
               (Exact Name of Registrant as Specified in Charter)

                                 (800) 237-0738
                        (Area Code and Telephone Number)

                700 CENTRAL AVENUE, ST. PETERSBURG, FL 33701-3628
                     (Address of Principal Executive Offices
                     Number, Street, City, State, Zip Code)

                          THOMAS M. MISTELE, SECRETARY
                               700 CENTRAL AVENUE
                          ST. PETERSBURG, FL 33701-3628
                     (Name and Address of Agent for Service,
                     Number, Street, City, State, Zip Code)

                                   Copies to:

                            MARK H. PLAFKER, ESQUIRE
                      STRADLEY, RONON, STEVENS & YOUNG, LLP
                            2600 ONE COMMERCE SQUARE
                             PHILADELPHIA, PA 19103

            Approximate Date of Proposed Public Offering: AS SOON AS
         PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE
                        UNDER THE SECURITIES ACT OF 1933.

        CALCULATION OF REGISTRATION FEE UNDER THE SECURITIES ACT OF 1933



NO FILING FEE IS REQUIRED BECAUSE AN INDEFINITE NUMBER OF SHARES HAVE PREVIOUSLY BEEN REGISTERED PURSUANT TO RULE 24F-2 UNDER THE INVESTMENT COMPANY ACT OF 1940. A RULE 24F-2 NOTICE FOR THE REGISTRANT'S FISCAL YEAR ENDED AUGUST 31, 1995 WAS FILED ON OCTOBER 30, 1995.

The Registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to such section 8(a), may determine.

This Pre-Effective Amendment is being filed to remove the legend on the cover page that requested that the Registration Statement became effective on February 11, 1996 pursuant to Rule 488 under the Securities Act of 1933 (the "Act"), and to include a request delaying the effective date of this Registration Statement pursuant to Rule 473 under the Act.

The complete text of this Registration Statement on Form N-14, including the Cross Reference Page, Parts A, B, and C, and all Exhibits, as filed with the
U.S. Securities and Exchange Commission on January 12, 1996, is hereby incorporated by reference.

                                                    SIGNATURES

         As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of St. Petersburg, and the State of Florida, on the 9th day of February, 1996.

                                                     Templeton Funds, Inc.



                                                     By:
                                                              Mark G. Holowesko*
                                                              President

By:/S/THOMAS M. MISTELE
         Thomas M. Mistele
         (Attorney-in-fact)

         As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE:                                           TITLE:                             DATE:

                                                     President                          FEBRUARY 9, 1996
Mark G. Holowesko*                                   (Chief Executive Officer)


                                                     Director                           FEBRUARY 9, 1996
Charles B. Johnson*

                                                     Director                           FEBRUARY 9, 1996
Hasso-G von Diergardt-Naglo*

                                                     Director                           FEBRUARY 9, 1996
Betty P. Krahmer*

                                                     Director                           FEBRUARY 9, 1996
F. Bruce Clarke*

                                                     Director                           FEBRUARY 9, 1996
Fred R. Millsaps*

                                                     Director                           FEBRUARY 9, 1996
John Wm. Galbraith*




SIGNATURE:                                           TITLE:                            DATE:

                                                     Director                           FEBRUARY 9, 1996
Rupert H. Johnson, Jr.*

                                                     Director                           FEBRUARY 9, 1996
Harris J. Ashton*

                                                     Director                           FEBRUARY 9, 1996
S. Joseph Fortunato*

                                                     Director                           FEBRUARY 9, 1996
Andrew H. Hines, Jr.*

                                                     Director                           FEBRUARY 9, 1996
Gordon S. Macklin*

                                                     Director                           FEBRUARY 9, 1996
Nicholas F. Brady*

                                                     Treasurer                          FEBRUARY 9, 1996
James R. Baio*                                       (Chief Financial and
                                                     Accounting Officer)



*By /S/THOMAS M. MISTELE
         Thomas M. Mistele
         (Attorney-in-Fact Pursuant to Powers of Attorney filed with Post-Effective Amendment No. 21 to the Registration Statement on August 19, 1992, Post-Effective Amendment No. 23 to the Registration Statement on November 2, 1993, Post-Effective Amendment No. 24 to the Registration Statement on December 23, 1993, Post-Effective Amendment No. 25 to the Registration Statement on December 30, 1994 and Post-Effective Amendment No. 27 to the Registration Statement on December 29, 1995).